Exhibit 2.5

Major shareholder announcement pursuant to Section 29 of the Danish Securities Trading Act
This announcement does not constitute an offering circular or prospectus in connection with an offering of securities of TORM plc. Investors must neither accept any offer for, nor acquire or subscribe for, any securities to which this document refers, unless they do so on the basis of the information contained in the prospectus made available by TORM plc in those jurisdictions where an offer may be made (if an offer is made). This announcement does not constitute an offer to sell or the solicitation of an offer to buy or subscribe for, any securities and cannot be relied on for any investment contract or decision.
Notice to U.S. Shareholders: The offer described in this announcement is for the securities of a non-U.S. company. The offer is subject to disclosure requirements of a country that are different from those of the United States. It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in a foreign country and some or all of its officers and directors are residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court's judgment. You should be aware that the offeror may purchase securities otherwise than under the offer, such as in open market or privately negotiated purchases.
With reference to company announcement no. 3 dated 15 April 2016 regarding the completion of the exchange offer published by TORM plc on 21 March 2016, TORM plc hereby announces the receipt of the following notifications pursuant to Section 29 of the Danish Securities Trading Act (værdipapirhandelsloven):
On 15 April 2016, OCM Njord Holdings S.à r.l. notified TORM plc that as a consequence of accepting the exchange offer published by TORM plc on 21 March 2016, OCM Njord Holdings S.à r.l. holds 39,385,625 A shares in TORM plc of a nominal value of USD 0.01 each corresponding to 64.4% of the total issued share capital (excluding the redeemable shares of TORM plc) and 64.4% of the voting rights of TORM plc (excluding the voting rights attached to the C share as set out in TORM plc's articles of association). In addition to the A shares, OCM Njord Holdings S.à r.l. holds the sole C share of nominally USD 0.01 which carries 350,000,000 votes in respect of certain matters as set out in TORM plc's articles of association. OCM Njord Holdings S.à r.l. holds 100% of the C share capital and 100% of the voting rights attached to the C share. Furthermore, OCM Njord Holdings S.à r.l. holds 50,000 redeemable shares of nominally GBP 1 each. OCM Njord Holdings S.à r.l. is a wholly-owned subsidiary of the following entities owned by funds managed by Oaktree Capital Management L.P., OCM Luxembourg OPPS VIIIB S.à r.l., OCM Luxembourg OPPS XI S.à r.l. and OCM Luxembourg OPPS IX (Parallel 2) S.à r.l.
On 15 April 2016, DW Partners, LP informed TORM plc that as a consequence of accepting the exchange offer published by TORM plc on 21 March 2016, DW Catalyst Master Fund, Ltd. holds 3,334,873 A shares in TORM plc of a nominal value of USD 0.01 each and DW Value Master Fund, Ltd. holds 1,561,417 A shares in TORM plc of a nominal value of USD 0.01 each in aggregate corresponding to 8.0% of the issued total share capital and 8.0% of the voting rights of TORM plc (excluding the voting rights attached to the C share as set out in TORM plc's articles of association). Those voting rights are exercised by DW Partners, LP as investment manager.
CONTACT Christian Søgaard-Christensen, IR, tel.: +45 3076 1288	TORM plc 27 Old Gloucester Street London WC1N 3AX, United Kingdom Tel.: +45 3917 9200 / Fax: +45 3917 9393 www.torm-plc.com
ABOUT TORM plc
TORM is one of the world's leading carriers of refined oil products. The Company operates a fleet of approximately 80 modern vessels with a strong commitment to safety, environmental responsibility and customer service. TORM was founded in 1889. The Company
Announcement no. 4 / 15 April 2016	Major shareholder announcement pursuant to Section 29 of the Danish Securities Trading Act	Page 1 of 2

conducts business worldwide. For further information, please visit www.torm.com.
SAFE HARBOR STATEMENTS AS TO THE FUTURE
Matters discussed in this release may constitute forward-looking statements. Forward-looking statements reflect our current views with respect to future events and financial performance and may include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and statements other than statements of historical facts. The words "believe," "anticipate," "intend," "estimate," "forecast," "project," "plan," "potential," "may," "should," "expect," "pending" and similar expressions generally identify forward-looking statements.
The forward-looking statements in this release are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management's examination of historical operating trends, data contained in our records and other data available from third parties. Although the Company believes that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies that are difficult or impossible to predict and are beyond our control, the Company cannot guarantee that it will achieve or accomplish these expectations, beliefs or projections.
Important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include the strength of the world economy and currencies, changes in charter hire rates and vessel values, changes in demand for "ton miles" of oil carried by oil tankers, the effect of changes in OPEC's petroleum production levels and worldwide oil consumption and storage, changes in demand that may affect attitudes of time charterers to scheduled and unscheduled dry-docking, changes in TORM's operating expenses, including bunker prices, dry-docking and insurance costs, changes in the regulation of shipping operations, including requirements for double hull tankers or actions taken by regulatory authorities, potential liability from pending or future litigation, domestic and international political conditions, potential disruption of shipping routes due to accidents, political events or acts by terrorists.
In light of these risks and uncertainties, you should not place undue reliance on forward-looking statements contained in this release because they are statements about events that are not certain to occur as described or at all. These forward-looking statements are not guarantees of our future performance, and actual results and future developments may vary materially from those projected in the forward-looking statements.
Except to the extent required by applicable law or regulation, the Company undertakes no obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.
The Exchange Offer was made in the United States in reliance on and in compliance with Rule 14d-1(c) under the U.S. Securities Exchange Act of 1934, as amended (the "Exchange Act"). The TORM plc securities will be issued pursuant to an exemption from registration provided by Rule 802 of the U.S. Securities Act of 1933, as amended (the "U.S. Securities Act"), which provides for an exemption for offerings in connection with an exchange offer for the securities of non-U.S. private issuers, such as TORM plc. TORM plc has furnished to the United States Securities and Exchange Commission (the "SEC") a Form CB with respect to the Exchange Offer which may be amended and supplemented as applicable. TORM plc is not required to, and does not plan to, prepare and file with the SEC a registration statement with respect to the Exchange Offer. The securities of TORM plc have not been and will not be registered under the U.S. Securities Act in connection with the Exchange Offer, or under the securities laws of any jurisdiction of the United States. The securities of TORM plc may not be offered, pledged, sold, resold, granted, delivered, allotted or otherwise transferred, as applicable, in the United States, except in transactions that are exempt from or not subject to the registration requirements of the U.S. Securities Act and in compliance with any applicable state securities laws. The Exchange Offer does not comprise an offer or placement of TORM plc securities in the United States. Neither the SEC nor any U.S. state securities commission has approved or disapproved of the TORM plc securities offered in connection with the Exchange Offer, or determined if this announcement, the Prospectus, or the Exchange Offer Document is accurate or complete. Any representation to the contrary is a criminal offence.
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